UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 6, 2014 (June 6, 2014)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32997	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

Magnum Hunter Resources Corporation (the “Company”) is filing this Current Report on Form 8-K to report certain recent acquisitions of leasehold acreage in the total amount of 19,425 gross (15,228 net) located in the states of Ohio and West Virginia by the Company’s wholly-owned subsidiary, Triad Hunter, LLC (“Triad”). In May 2014, Triad acquired specific oil and gas leases from certain landowners covering a total of approximately 7,225 gross (4,100 net) leasehold acres located in various areas including Washington, Noble and Monroe Counties, Ohio and Tyler, Ritchie and Wetzel Counties, West Virginia, for an aggregate purchase price of approximately $20.3 million (approximately $4,951 average per net leasehold acre). In addition, on June 5, 2014, Triad resumed the acquisition of leasehold acreage from MNW Energy, LLC (“MNW”) pursuant to the Asset Purchase Agreement entered into by Triad and MNW in August 2013 (the “APA”), which provided for the sale by MNW to Triad of a total of approximately 32,000 net leasehold acres located in Washington, Noble and Monroe Counties, Ohio, via staggered closings. Triad was forced to discontinue closings of this leasehold acreage under the APA earlier this year due to certain litigation filed against MNW and Triad, which Triad asserted constituted a title defect with respect to the leasehold acreage covered by the APA. In the Company’s Current Report on Form 8-K filed on May 29, 2014, the Company reported the settlement of this litigation on May 28, 2014 and that Triad intended to immediately resume closings of the acquisition of leasehold acreage from MNW under the APA. On June 5, 2014, pursuant to the APA, Triad acquired certain oil and gas leases from MNW covering a total of approximately 12,200 gross (11,128 net) leasehold acres located in various areas in Washington and Monroe Counties, Ohio, for an aggregate purchase price of approximately $45.9 million (approximately $4,125 average per net leasehold acre). To date, under the APA, Triad has now acquired a total of approximately 17,000 net leasehold acres from MNW, or approximately 53% of the approximately 32,000 total net leasehold acres anticipated under the APA.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: June 6, 2014	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer